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                                                                   Exhibit 10.23



                             EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT ("AGREEMENT") dated as of September 6, 2000 by and between Aetna Inc., a Connecticut corporation, and John W. Rowe, M.D. ("EXECUTIVE") (certain capitalized terms used herein being defined in Article
7).

         WHEREAS, the Board desires to employ Executive in the positions and on the terms and conditions set forth below, and the Executive desires to accept such employment; and

         WHEREAS, pursuant to the Merger Agreement Aetna Inc. will be selling its financial services business and distributing to its shareholders both a cash dividend and all of the equity securities of its health care business, Aetna U.S. Healthcare Inc., a Pennsylvania corporation (the "HEALTH CARE BUSINESS") which, following the consummation of the transactions contemplated by the Merger Agreement (the "COMPLETION"), will change its name to Aetna Inc.

         WHEREAS, the Company and Executive desire to enter into this Agreement embodying the terms of such employment;

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1

                           POSITION; TERM OF AGREEMENT

         SECTION 1.01. Position. (a) On September 15, 2000 (the "EFFECTIVE DATE"), Executive shall commence service as the chief executive officer and president of the Health Care Business and as a member of the Board.

          (b) (i) Upon Completion, Executive shall become the Chief Executive Officer of the Public Company and, not later than December 31, 2001, shall become Chairman of the Board.

              (ii) Failing Completion not later than June 30, 2001, Executive shall become Chief Executive Officer of the Company and, not later than December 31, 2001, shall become Chairman of the Board.
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          (c) In such positions, Executive shall have such duties and authority, consistent with such positions, as shall be determined from time to time by the Board; provided, that after Executive becomes Chief Executive Officer of the Company he shall be the highest ranking executive of the Company and shall report only to the Board.

          (d) Starting on the Effective Date, during the Employment Term Executive will devote substantially all of his business time to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall be deemed to preclude Executive, subject to the prior written consent of the Board, from serving on any business, civic or charitable board, as long as such activities do not materially interfere with the performance of Executive's duties hereunder. If the Company concludes that it is desirable, upon Company's request Executive will resign from any boards of directors on which he serves.

         SECTION 1.02. Term. Executive shall be employed by the Company for a period commencing on the Effective Date and, subject to earlier termination or extension as provided herein, ending on December 31, 2003 (the "EMPLOYMENT TERM"). On December 31, 2003 and December 31, 2004, the Employment Term shall automatically be extended for one additional year unless not later than 180 days prior to such date the Company or Executive shall have given written notice of its or his intention not so to extend the Employment Term.

                                    ARTICLE 2

                            COMPENSATION AND BENEFITS

         SECTION 2.01. Base Salary. Starting on the Effective Date, the Company shall pay Executive an annual base salary (the "BASE SALARY") at the initial annual rate of $1,000,000, payable in equal monthly installments or otherwise in accordance with the payroll and personnel practices of the Company from time to time. Base Salary shall be reviewed annually by the Board or a committee thereof to which the Board may from time to time have delegated such authority (the "COMMITTEE") for possible increase (but not decrease) in the sole discretion of the Board or the Committee, as the case may be.

         SECTION 2.02. Bonus. Subject in each case to Executive's continued employment as contemplated hereby:

         (a) (i) With respect to each fiscal year all or part of which is contained in the Employment Term, Executive shall be eligible to participate in the Company's annual incentive plan, with a target bonus opportunity of 150% of Base Salary, a threshold bonus opportunity of 75% of Base Salary and a maximum bonus opportunity of 300% of Base Salary or such other greater amount as the Committee may determine in its sole


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discretion. Except as provided in Section 2.02(a)(ii) or as may be payable pursuant to Article 3, Executive is not guaranteed the payment of any annual bonus.

              (ii) Notwithstanding the foregoing, Executive shall be entitled to a minimum annual bonus (x) for 2000 of $375,000 and (y) for 2001 of $1,000,000 subject, in each case, to Executive being employed by the Company on the last day of such year.

          (b) Beginning in 2001, Executive shall be eligible to participate in the Company's long-term incentive program, with a target long-term award opportunity of 150% of Base Salary or such greater amount as the Committee may determine in its sole discretion. As further compensation, Executive will be eligible, beginning in 2001, to participate in the other compensation arrangements, including equity-based programs, in which substantially all senior executives of the Company are generally eligible to participate.

          (c) The Company shall pay to Executive on or as soon as reasonably practicable after the Effective Date a $2,000,000 sign-on bonus.

          (d) The Company shall pay to Executive on July 3, 2001 a retention bonus of $1,400,000 (the "RETENTION AMOUNT").

         SECTION 2.03. Initial Option and Restricted Stock Unit Grants. (a) (i) The Company shall cause the grant on the Effective Date to Executive of (x) options to purchase 300,000 shares of the Company's common stock with a per share exercise price equal to 100% of the fair market value of such shares on the Effective Date (the "BASIC OPTIONS") and (y) options to purchase 200,000 shares of the Company's common stock with a per share exercise price of 133% of the fair market value of such shares on the Effective Date (the "PREMIUM OPTIONS"), which options shall, in each case, have a ten (10) year term, post-termination exercise provisions that, except as otherwise provided herein, are comparable to such provisions in the form of option previously provided to Executive, and become exercisable in 3 equal annual installments commencing on the first anniversary of the Effective Date subject to the Executive's continued employment hereunder (the exercisability of such awards not to be accelerated by the Completion) (collectively, "PROVISIONS"). Such grants shall be equitably adjusted in a manner consistent with the FASB Emerging Issues Task Force Issue No. 90-9 to reflect the Completion (the adjustment ratio used therefore, the "ADJUSTMENT RATIO") provided that if such adjustment and the Second Tranche described in (ii) below would result in the aggregate number of shares underlying such options exceeding 2,000,000, then a sufficient number of options shall be cancelled for no consideration to eliminate such excess, such cancellations, if any, to be first with respect to the Second Tranche, next to the extent necessary with respect to the Premium Options and last with respect to the Basic Options.


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                  (ii) On the earlier of (A) immediately after Completion or (B)
         January 1, 2001, the Company shall cause the grant (or if such grant is to be made after Completion, shall use its best efforts to cause the grant) to Executive of options to purchase 100,000 shares of the Company's common stock (multiplied by the Adjustment Ratio if such earlier date is the date of the Completion) having the Provisions and having a per share exercise price equal to (x) the exercise price of the Premium Options (as adjusted in the case of the grant referred to in (A) above) or (y) if higher, the fair market value of the underlying shares on the grant date (the "SECOND TRANCHE"). Such Second Tranche may also include any additional equitable award as the Committee may, in its sole discretion, determine.

                  (iii) In the event that, in connection with the Completion, the equitable adjustment of the Basic and Premium Options does not result in the aggregate amount of such adjusted grants and the Second Tranche relating to, after Completion, at least 1,000,000 shares of the Company's common stock, the Company shall cause a supplemental grant of Company stock options to be made to Executive having the Provisions and having an exercise price as to half of such options which is the same as for the adjusted Basic Options (or, if higher, the fair market value of the underlying shares on the grant date) and as to the other half of such options which is the same as for the Second Tranche, such that the aggregate number of shares of Company common stock underlying (x) the adjusted Basic and Premium Options, (y) the Second Tranche and (z) such supplemental option grant shall equal 1,000,000.

          (b) Company shall cause the grant to Executive of 25,000 restricted stock units on the Effective Date, which units shall vest, subject to Executive's continued employment with the Company, in three equal annual installments commencing on the first anniversary of the Effective Date (the vesting of such award not to be accelerated by the Completion). Such grant, which shall include dividend equivalent rights and shall be subject to elective deferral, shall be equitably adjusted entirely into restricted stock units of Public Company stock to reflect the Completion and shall not entitle the Executive to a cash distribution upon Completion.

         SECTION 2.04. Life Insurance. During the Employment Term, Company shall pay an annual premium of $63,000 on life insurance covering Executive and payable to beneficiaries designated by Executive.

         SECTION 2.05. Employee Benefits. (a) During the Employment Term Executive shall be eligible for employee benefits (including fringe benefits, vacation, pension and profit sharing plan participation and life, health, accident and disability insurance) no less favorable than those benefits made available generally to senior executives of the Company.


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          (b) On the Effective Date, Executive shall be eligible, upon termination of employment other than for Cause, for the Company's retiree medical care benefits under the Company's Medical Plans as in effect from time to time and, for purposes of eligibility for subsidized benefits thereunder, shall be credited with two years of service for each full year of service of Executive with the Company commencing on the Effective Date.

          (c) Upon attaining age 65, Executive shall be entitled to a single life annuity for his lifetime under the Company's supplemental non-qualified defined benefit plan of not less than $300,000, offset by the single life annuity equivalent amount, using the factors identified in said supplemental non-qualified defined benefit plan, attributable to Company contributions to the Company's qualified and non-qualified defined contribution and defined benefit plans (the "PENSION BENEFITS"). Executive shall vest in the Pension Benefits, subject to continued employment with the Company, in five (5) equal annual installments commencing on the Effective Date. The Pension Benefit shall be payable in the form and at the times provided, from time to time, in the Retirement Plan.

         SECTION 2.06. Business Expenses; Travel; Office. (a) Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies as in effect from time to time. Executive shall have access to Company-provided ground and air transportation including, without limitation, helicopter flights between Hartford, Connecticut and New York, New York.

          (b) In addition to providing Executive with appropriate office facilities and support at the Company's headquarters, which shall be Executive's principal job location, the Company shall make available to Executive office facilities and support in New York, N.Y.

                                    ARTICLE 3
                                CERTAIN BENEFITS

         SECTION 3.01. Certain Events. (a) A "QUALIFYING EVENT" means any of the following events:

                  (i) The involuntary termination of Executive's employment by the Company, other than (x) for Cause, or (y) by reason of Executive's death or Disability; or

                  (ii) Executive's voluntary termination of employment for Good Reason, provided that such termination occurs within 90 days after the occurrence of any event constituting Good Reason.


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         SECTION 3.02. Right to Certain Benefits. (a) In the event of any termination of employment during the Employment Term, Executive shall be entitled to receive from the Company either the Severance Benefits to the extent and as described in Section 3.03 or the relevant Separation Benefits to the extent and as described in Section 3.04, as the case may be.

          (b) (i) In the event that a Change in Control occurs during the Employment Term, subject to Article 4, the stock options and restricted stock unit awards referred to in Section 2.03 above (collectively, "AWARDS") shall become immediately vested, nonforfeitable and exercisable as of the date of the Change in Control and shall remain exercisable until the earlier of (x) the expiration date of such Award, any termination of employment notwithstanding, and (y) in the event of any termination of Executive's employment with the Company, the later of the first anniversary of the date of such termination and the last date on which such Award would otherwise have been exercisable (such earlier date, the "TERMINATION DATE").

          (ii) In the event that a Qualifying Event occurs during the Employment Term, (A) all Awards held by Executive shall become immediately vested, nonforfeitable and exercisable as of the date of such Event and shall remain exercisable until the Termination Date and (B) with respect to all other equity based awards made to Executive during the Employment Term, Executive shall be credited for vesting purposes with deemed service during the Continuation Period (in the case of a Qualifying Event occurring during the 24 months following a Change in Control) or the Payment Period, as the case may be, and such awards shall remain exercisable for such period as shall be specified in the relevant plan and/or award document.

         (iii) Each party hereto shall give to the other party 30 days prior written notice of such party's intent to terminate Executive's employment with the Company.

         SECTION 3.03. Benefits upon a Qualifying Event after a Change in Control. Except to the extent provided in Article 4, Section 6.07 and Section 6.08, Executive shall be entitled to the following benefits (the "SEVERANCE BENEFITS") upon a Qualifying Event within 24 months following a Change in
Control:

         (a) The Company shall pay Executive as soon as practicable a lump sum, in cash, equal to (i) Executive's earned but unpaid Base Salary and other vested but unpaid cash entitlements for the period through and including the date of termination of Executive's employment, including unused earned vacation pay and unreimbursed documented business expenses (collectively, "ACCRUED COMPENSATION") and (ii) an amount equal to the product of Executive's annual target bonus opportunity for the year in which Executive's employment terminates (the "BASIC BONUS AMOUNT") times a fraction, the numerator of which is the number of days in such year through the date of termination and the denominator of which is 365 (the "PRO-RATA BONUS AMOUNT"). In addition, Executive shall be entitled to any other vested benefits earned by Executive for


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the period through and including the date of termination of Executive's employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively, "ACCRUED BENEFITS").

          (b) The Company shall pay Executive as soon as practicable a lump sum amount in cash equal to three times the sum of the amounts set forth in Clauses
(i) and (ii) below:

                  (i) Executive's Base Salary at its highest annual rate in effect during the period beginning immediately prior to the date of the Change in Control to which such Qualifying Event relates and ending on the date of such Qualifying Event; and

                  (ii) the Executive's Basic Bonus Amount.

          (c) In addition, Executive shall be entitled to the benefits set forth below through and in respect of the period ending on the third anniversary of the Qualifying Event (the "CONTINUATION PERIOD"):

                  (i) Continued participation in and service credit of one year of service for each full year in the Continuation Period under the Company's Medical Plans and other welfare benefits plans under the terms thereof and hereof;

                  (ii) Payment of the Retention Amount, if not previously paid to Executive; and,

                  (iii) Full vesting of the Pension Benefits, if any, and of the Executive's previously accrued benefits under the Company's qualified and non-qualified defined benefit and defined contribution plans (the "RETIREMENT ACCRUALS").

         SECTION 3.04. Separation Payments. Except to the extent provided in
Section 6.07 and Section 6.08, Executive shall be entitled to the benefits set forth below (the "SEPARATION BENEFITS") upon termination of employment other than as set forth in Section 3.03:

          (a) Upon any such termination of employment other than by reason of death or Disability, including Executive's voluntary termination of employment with or without Good Reason or upon termination of Executive's employment with or without Cause, Executive shall be entitled to:

                  (i) The Accrued Compensation; and

                  (ii) The Accrued Benefits.


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          (b) Upon a Qualifying Event prior to or more than 24 months after a
Change in Control, the Company shall pay Executive:

                  (i) Cash compensation through the second anniversary of such Qualifying Event (the "PAYMENT PERIOD") in equal installments during the Payment Period in accordance with the applicable Company payroll system, in an amount equal to two times the sum of (i) the Base Salary as in effect at the time of such termination and (ii) the Basic Bonus Amount;

                  (ii) The Pro-Rata Bonus Amount;

                  (iii) Continued participation in and service credit of one year of service for each full year in the Payment Period under the Company's Medical Plans and other welfare benefit plans during the Payment Period;

                  (iv) Full vesting of the Retirement Accruals and service credit for the Payment Period for purposes of calculating the Pension Benefits, if any; and

                  (v) The Retention Amount, if not previously paid to Executive.

          (c) Upon termination of Executive's employment by reason of death or Disability, Executive shall be entitled to:

                  (i) The Accrued Compensation;

                  (ii) The Accrued Benefits; and

                  (iii) Full vesting of the Retirement Accruals.

         SECTION 3.05. Non-Renewal Payments. In the event of the expiration of the Employment Term on December 31, 2003 or 2004 as a result of the delivery of the Company's notice of its intention not to extend the Employment Term pursuant to Section 1.02, Executive shall be entitled to:

          (a) The Accrued Compensation;

          (b) The Accrued Benefits;

          (c) A lump sum cash payment of $3,000,000 if such expiration shall occur on December 31, 2003 or $1,500,000 if such expiration shall occur on December 31, 2004; and

          (d) Full vesting of the Pension Benefits, if any, and of the Retirement Accruals.


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                                    ARTICLE 4

                       CERTAIN TAX REIMBURSEMENT PAYMENTS

         SECTION 4.01. Initial Determinations by Accounting Firm. In the event that a Change in Control occurs or is expected to occur, the Company shall retain a national accounting firm selected by the Company and reasonably acceptable to Executive (the "ACCOUNTING FIRM") to perform the calculations contemplated by this Article 4. The Accounting Firm shall have discretion to retain an independent appraiser with adequate expertise (the "APPRAISER") to provide any valuations necessary for the Accounting Firm's calculations hereunder. The Company shall pay all the fees and costs associated with the work performed by the Accounting Firm and any Appraiser retained by the Accounting Firm. If the Accounting Firm has performed services for any person, entity or group in connection with the Change in Control, Executive may select an alternative national accounting firm to be the Accounting Firm. If the Appraiser otherwise performs work for any of the entities involved in the Change in Control or their affiliates (or has performed work for any such entity within the three years preceding the calculations hereunder), then Executive may select an alternative appraiser of national stature with adequate expertise to be the Appraiser. The Accounting Firm shall provide promptly to both the Company and Executive a written report setting forth the calculations required under this Agreement, together with a detail of all relevant supportive data, valuations and calculations. All determinations of the Accounting Firm shall be binding on Executive and the Company. When making the calculations required hereunder, Executive shall be deemed to pay: (x) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the taxable year for which any such calculation is made; and (y) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the taxable year for which any such calculation is made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

         The Accounting Firm shall determine (the "INITIAL DETERMINATION"):

          (a) the aggregate amount of all payments, benefits and distributions provided to Executive or for Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, plan or arrangement of the Company or otherwise (other than any payment pursuant to this Article 4) which are in the nature of compensation and contingent upon a Change in Control (valued pursuant to Section 280G of the Code) (collectively the "PAYMENTS"); and

          (b) the maximum amount of the Payments Executive would be entitled to receive without being subject to the excise tax imposed by Section 4999 of the Code (the "PAYMENT CAP") (such excise tax, together with any interest or penalties with respect to such excise tax, are hereinafter collectively referred to as the "EXCISE TAX").


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         SECTION 4.02.  Initial Treatment of Payments.

          (a) If the amount of the Payments does not exceed the Payment Cap, Executive shall be entitled to receive the full amount of the Payments.

          (b) If the amount of the Payments exceeds the Payment Cap by less than 5% of the Payment Cap amount, then, notwithstanding anything to the contrary, the amount of the Payments payable to Executive shall be reduced to the amount of the Payment Cap. In the event that the Payments are subject to reduction hereunder, Executive shall have the right to designate which of the Payments will be reduced or eliminated.

          (c) If the amount of the Payments exceeds the Payment Cap by 5% or more of the Payment Cap amount, then the amount of the Payments Executive is entitled to receive shall not be reduced and the Company shall pay to Executive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by Executive of all taxes (including any interest and penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. All determinations required to be made as to whether a Gross-Up Payment is required and the amount of such Gross-Up Payment shall be made by the Accounting Firm.

         SECTION 4.03. Redeterminations Based on IRS or Court Ruling. If after the date of the Initial Determination (A) Executive becomes entitled to receive additional Payments (including, without limitation, severance) contingent upon the same Change in Control, or (B) Executive becomes subject to the terms of any final binding agreement between Executive and the Internal Revenue Service or any decision of a court of competent jurisdiction which is not appealable or for which the time to appeal has lapsed (a "FINAL DETERMINATION") and which is contrary the Initial Determination, then based upon such additional Payments or such Final Determination (as the case may be), the Accounting Firm shall recalculate: (i) the aggregate Payments (such recalculated amount, the "REDETERMINED PAYMENTS"); and (ii) the maximum amount of the Redetermined Payments Executive would be entitled to receive without being subject to the excise tax imposed by Section 4999 of the Code (the "REDETERMINED PAYMENT CAP") (such excise tax, together with any interest or penalties with respect to such excise tax, are hereinafter referred to as the "REDETERMINED EXCISE TAX").

         SECTION 4.04.  Reconciliations Based on Redeterminations.

          (a) If the Redetermined Payment Cap is greater than the Payment Cap (and Executive's Payments were reduced pursuant to Section 4.02(b)), then the Company shall promptly pay Executive the amount by which the Redetermined Payment Cap exceeds the Payment Cap, together with interest on such difference at the applicable Federal rate (as


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defined in Section 1274(d) of the Code)(the "FEDERAL RATE") from the original
Payment due date to the date of actual payment of the difference by the Company.

          (b) If the aggregate value of the Redetermined Payments exceeds the Redetermined Payment Cap by less than 5%, then, notwithstanding anything to the contrary, the amount of the Redetermined Payments that Executive is entitled to receive and retain shall be reduced to the amount of the Redetermined Payment Cap. In the event that the Redetermined Payments are subject to reduction under this paragraph and any such portion of the Redetermined Payments have not yet been paid to Executive, Executive shall have the right to designate which portion of such unpaid Redetermined Payments should be reduced or eliminated. If Executive has previously received any Payments in excess of the Redetermined Payment Cap, such excess Payments shall be deemed for all purposes to be a loan to Executive made on the date of receipt of such excess Payments, which Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of Executive's receipt of such excess Payments to the date of repayment by Executive. Notwithstanding the foregoing, if any portion of such excess Payments which is to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed interest received or credited to Executive by such tax authority for the period it held such portion. In addition, if, pursuant to a Final Determination, any such excess Payments are not deemed a loan and as a result Executive is subject to Redetermined Excise Tax, then Executive shall be treated as if the aggregate value of the Redetermined Payments exceeds the Redetermined Payment Cap by more than 5% under Section 4.04(c) and Executive shall be entitled to the Supplemental Gross-Up Payment, subject to all the attendant conditions set forth below.

          (c) If the aggregate value of the Redetermined Payments exceeds the Redetermined Payment Cap by more than 5%, then the amount of the Redetermined Payments Executive is entitled to receive and retain shall not be reduced and the Company shall pay to Executive an additional payment (a "SUPPLEMENTAL GROSS-UP PAYMENT") in an amount such that after payment by Executive of all taxes (including any interest and penalties imposed with respect to such taxes), including any Redetermined Excise Tax, imposed on the Supplemental Gross-Up Payment Executive retains an amount of the Supplemental Gross-Up Payment equal to the Redetermined Excise Tax imposed upon the Redetermined Payments; provided that if Executive has previously received a Gross-Up Payment, the amount of the Supplemental Gross-Up Payment shall be reduced by the amount of the Gross-Up Payment Executive previously received, so that Executive will be fully reimbursed, but will not receive duplicative reimbursements. If, however, the Excise Tax exceeds the Redetermined Excise Tax, the excess Gross-Up Payment that has been paid to Executive shall be deemed for all purposes to be a loan to Executive made on the date of receipt of such excess Gross-Up Payment, which Executive shall have an obligation to repay to the Company on demand, together with


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interest on such amount at the applicable Federal rate (as defined in Section
1274(d) of the Code) from the date of Executive's receipt of such excess Gross-Up Payment to the date of repayment by Executive. Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive's good faith claim for refund or credit is denied.

         SECTION 4.05.  Procedures with Respect to IRS Claims.

          (a) Executive shall notify the Company in writing of any claim by the Internal Revenue Service relating to any unpaid excise tax applicable to the Payments. Such notification shall be given as soon as practicable but no later than twenty business days after Executive knows of such claim and shall apprise the Company of the nature of such claim, any assessment under such claim and the date on which such assessment is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).

          (b) If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, Redetermined Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.


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Without limitation on the foregoing, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, Redetermined Excise Tax or income tax, including interest and penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statue of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (c) If after the receipt by Executive of an amount advanced by the Company pursuant to the foregoing, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of above with respect to any contest of an excise tax claim) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon by the taxing authority after deducting any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company hereunder, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Supplemental Gross-Up Payment required to be paid hereunder. The forgiveness of such advance shall be considered part of the Supplemental Gross-Up Payment and subject to gross-up for any taxes (including interest or penalties) associated therewith.

                                    ARTICLE 5

                           SUCCESSORS AND ASSIGNMENTS

         SECTION 5.01. Successors. Except as provided in Section 5.03, the Company will require any successor (whether by reason of a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         SECTION 5.02. Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die or become disabled while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive's devisee, legatee, legal guardian or other designee, or if there is no such designee, to Executive's estate. Executive's rights hereunder shall not otherwise be assignable.

         SECTION 5.03. Completion. Upon Completion, all undertakings by the Company hereunder shall cease to be obligations of Aetna Inc., a Connecticut corporation, and shall become obligations of Aetna U.S. Healthcare Inc., a Pennsylvania corporation (which is to be renamed Aetna Inc.), and its Subsidiaries and Executive shall have no right to bring any claim or action hereunder against ING America Insurance Holdings, Inc. or any of its Subsidiaries or Affiliates.

                                    ARTICLE 6

                                  MISCELLANEOUS

         SECTION 6.01. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed if to the Company, to:

              Aetna Inc.
              151 Farmington Avenue
              Hartford, CT 06156
              Fax:   860-273-8340
              Attn:  General Counsel;

         Copies to:

              Davis Polk & Wardwell
              450 Lexington Avenue
              New York, NY 10017
              Fax:   212-450-4800
              Attn:  Lewis B. Kaden

         if to Executive, to Executive's last known address as reflected on the books and records of the Company or such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         SECTION 6.02. Legal Fees and Expenses. The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are reasonably incurred by Executive as a result of any conflict between the parties pertaining to this Agreement which arises within the 24 month period following a Change in Control or in connection with the termination of Executive's employment during such period.

         SECTION 6.03. Arbitration. Except as provided in Section 6.16, Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within 50 miles from the location of Executive's principal place of employment with the Company, in accordance with the rules of the American Arbitration Association then in effect. Executive's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. Except as provided in Section 6.02, each party shall pay its own expenses of such arbitration and all common expenses of such arbitration shall be borne equally by Executive and the Company.

         SECTION 6.04. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive's beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.

         SECTION 6.05. Non-Exclusivity of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive's rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify; provided, however, that the Separation Benefits and the Severance Benefits shall be in lieu of any severance benefits under any such plans, programs, policies or practices. Vested benefits or other amounts which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under any qualified or nonqualified retirement plan), at or subsequent to the date of termination of Executive's employment shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

         SECTION 6.06. Employment Status. Nothing herein contained shall interfere with the Company's right to terminate Executive's employment with the Company at any time, with or without Cause, subject to the Company's obligation to provide Severance Benefits or Separation Benefits, if any. Executive shall also have the right to terminate his employment with the Company at any time without liability, subject only to his obligations hereunder.

         SECTION 6.07. Mitigation. (a) In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement nor, except as provided below, shall the amount of any payment or benefit hereunder be reduced by any compensation earned by Executive as a result of employment by another employer.

          (b) In the event that, during a Continuation Period or Payment Period, as the case may be, Executive becomes eligible for health or other welfare benefits from a new employer which are comparable to and of substantially equivalent value to Executive's benefits under the Company's Medical Plans or other welfare plans, Executive's benefits hereunder shall be appropriately reduced or terminated, in the Company's sole discretion, to the extent of such comparable benefits available to Executive.

         SECTION 6.08. Entire Agreement. This Agreement represents the entire agreement between Executive and the Company and its affiliates with respect to Executive's employment and/or severance rights, and supersedes all prior discussions, negotiations, and agreements concerning such rights; provided, however, that any amounts payable to Executive hereunder shall be reduced by any amounts paid to Executive as required by any applicable local law in connection with any termination of Executive's employment.

         SECTION 6.09. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

         SECTION 6.10. Waiver of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

         SECTION 6.11. Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

         SECTION 6.12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without reference to principles of conflict of laws.

         SECTION 6.13. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

         SECTION 6.14. Indemnification. The Company shall indemnify Executive (and Executive's legal representatives or other successors) to the fullest extent permitted by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the Effective Date, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by Executive or Executive's legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Executive (or Executive's legal representatives or other successors) may be made a party by reason of Executive's being or having been a director, officer or employee of the Company, or any Subsidiary or Executive's serving or having served any other enterprise as a director, officer, employee or fiduciary at the request of the Company.

         SECTION 6.15. Nondisclosure, Nonsolicitation, Noncompete, and Nondisparagement.

          (a) (i) Executive shall not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to the Executive's employment with the Company, any trade secrets; customer lists; provider lists; product development and related information; marketing plans and related information; sales plans and related information; premium on any other pricing information; operating policies and manuals; research; payment rates; methodologies; contractual forms; business plans; financial records; or other financial, commercial, business or technical information related to the Company or any Subsidiary or Affiliate unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement; provided, however, that this limitation shall not apply to any such disclosure made while the Executive is employed by the Company, any Subsidiary or Affiliate if such disclosure occurred in connection with the performance of Executive's job as an employee of the Company, any Subsidiary or Affiliate;

                 (ii) Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its Affiliates. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its Affiliates.

          (b) (i) While employed by the Company and for two years after the termination of the Employment Term, the Executive shall not, directly or indirectly, induce or attempt to induce any employee of the Company, any Subsidiary or any Affiliate to be employed or perform services elsewhere;

                 (ii) While employed by the Company and for two years after the termination of the Employment Term, the Executive shall not, directly or indirectly, induce or attempt to induce any agent or agency, broker, broker-dealer, financial supplier, registered principal or representative, supplier or health care provider of the Company, any Subsidiary or Affiliate to cease or curtail providing services to the Company, any Subsidiary or Affiliate;

                 (iii) While employed by the Company and for two years after the termination of the Employment Term, unless the termination of Executive's employment occurs during the 24 month period following a Change in Control, the Executive shall not, directly or indirectly, solicit or attempt to solicit the trade of any individual or entity which, at the time of such solicitation, is a customer of the Company, any Subsidiary or Affiliate, or which the Company, any Subsidiary or Affiliate is undertaking reasonable steps to procure as a customer at the time of or immediately preceding termination of employment; provided, however, that this limitation shall only apply to any product or service which is in competition with a product or service of the Company, any Subsidiary or Affiliate;

          (c) (i) While employed by the Company and for one year after the termination of the Employment Term, unless the termination of Executive's employment occurs during the 24 month period following a Change in Control, the Executive shall not, directly or indirectly, (x) engage in the ownership of (except less than 1% of the outstanding capital stock of any publicly traded company), (y) become an employee of or (z) act as a consultant or contractor to, any Competitor (as defined below);

          (ii) Following the termination of the Executive's employment with the Company, the Executive shall provide assistance to and shall cooperate with the Company or a Subsidiary or Affiliate, upon its reasonable request and without additional compensation, with respect to matters within the scope of the Executive's duties and responsibilities during employment, provided that any reasonable out-of-pocket expenses incurred in connection with any assistance Executive has been requested to provide under this provision for items including, but not limited to transportation, meals, lodging and telephone, shall be reimbursed by the Company. The Company agrees and acknowledges that it shall, to the maximum extent possible under the then prevailing circumstances, coordinate or cause a Subsidiary or Affiliate to coordinate any such request with the Executive's other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities.

         For purposes of Section 6.15(c)(i), a "COMPETITOR" is any company or organization that (x) if Executive becomes Chief Executive Officer of the Company prior to Completion, is a direct and substantial competitor of the Company in its financial services and international businesses or (y) develops, administers, operates, offers or solicits offers regarding managed care, health, life, long-term care or disability coverages, networks, insurance or plans to employers, employees or individuals; and does not include any hospital, private medical practice or academic institution that does not own a controlling or material interest in and does not operate (directly or indirectly), and is not otherwise an affiliate of, a health insurance company, a managed care company or a health benefit plan (including an HMO, POS or PPO plan).

          (d) Neither party will at any time (whether during or after termination of Executive's employment with the Company) knowingly make any statement, written or oral, or take any other action relating to the other party that would disparage or otherwise harm such party, its business or his reputation or, in the case of the Company, the reputation of any of its officers and directors.

         SECTION 6.16. Material Inducement; Specific Performance.

          (a) If any provision of Section 6.15 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the Company and Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

          (b) Executive acknowledges that a material part of the inducement for the Company to provide the salary and benefits evidenced hereby is Executive's covenants set forth in Section 6.15 and that the covenants and obligations of Executive with respect to nondisclosure and nonsolicitation relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that, if Executive shall materially breach any of those covenants following termination of employment, the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining Executive from committing any violation of the covenants and obligations contained in Section 6.15 and the Company shall have no further obligation to pay Executive any benefits otherwise payable hereunder, other than any such breach which occurs during the 24 month period following a Change in Control or following the termination of Executive's employment during such period. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) shall reasonably determine.

                                    ARTICLE 7

                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings set forth below.

         "Accounting Firm" has the meaning accorded such term in Section 4.01.

         "Accrued Benefits" has the meaning accorded such term in Section 3.03.

         "Accrued Compensation" has the meaning accorded such term in Section 3.03.

         "Affiliate" and "Associate" have the respective meanings accorded to such terms in Rule 12b-2 under the Exchange Act as in effect on the Effective Date.

         "Agreement" has the meaning accorded such term in the introductory paragraph of this Agreement.

         "Appraiser" has the meaning accorded such form in Section 4.01.

         "Awards" has the meaning accorded such term in Section 3.02.

         "Base Salary" has the meaning accorded such term in Section 2.01.

         "Basic Bonus Amount" has the meaning accorded such term in Section
3.03.

         "Basic Options" has the meaning accorded such term in Section 2.03.

         "Beneficial Ownership." A Person shall be deemed the "Beneficial Owner"of, and shall be deemed to "beneficially own," securities pursuant to Rule 13d-3 under the Exchange Act as in effect on the Effective Date.

         "Board" means, prior to Completion, the Board of Directors of Aetna Inc. (a Connecticut corporation) and, following Completion, the Board of Directors of Aetna Inc. (a Pennsylvania corporation).

         "Cause" means the occurrence of any one or more of the following:

          (a) Executive's willful and continued failure substantially to perform the duties of his position (other than as a result of incapacity due to physical or mental illness) which failure is not remedied within fifteen business days of written notice from the Company;

          (b) Executive's gross negligence or willful malfeasance in the performance of Executive's duties hereunder; or

          (c) Executive's commission of an act constituting fraud, embezzlement, or any other act constituting a felony.

         For purposes of this definition, no act or failure to act shall be deemed "willful" unless effected by Executive not in good faith and without reasonable belief that such action or failure to act was in the best interests of the Company.

         "Change in Control" means, and shall be deemed to have occurred upon any occurrence of any of the following events:

         (a) When any "person" as defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any Subsidiary thereof and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities;

         (b) When, during any period of 24 consecutive months the individuals who, at the beginning of such period, constitute the Broad (the "Incumbent Directors") cease for any reason other than death to constitute at least majority thereof, provided that a Director who was not a Director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such Director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this paragraph (b); or

         (c) The occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a Subsidiary through purchase of assets, or by merger, or otherwise.

         Notwithstanding the foregoing, in no event shall a "Change in Control" be deemed to have occurred (i) as a result of the formation of a Holding Company, (ii) with respect to Executive, if Executive is part of a "group," within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the Effective Date, which consummates the Change in Control transaction, or (iii) as a result of the Completion. In addition, for purposes of the definition of "Change in Control" a Person engaged in business as an underwriter of securities shall not be deemed to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Committee" has the meaning accorded such term in Section 2.01.

         "Company" means, prior to Completion, Aetna Inc. (a Connecticut corporation) and, following Completion, Aetna Inc. (a Pennsylvania corporation) which is the renamed successor to Aetna U.S. Healthcare Inc.

         "Completion" has the meaning accorded such term in the second "Whereas" clause of this Agreement.

         "Continuation Period" has the meaning accorded to such term in Section 3.03.

         "Disability" means Long-Term Disability, as such term is defined in the Disability Plan.

         "Disability Plan" means the long-term disability plan (or any successor disability and/or survivorship plan adopted by the Company) in which Executive participates, as in effect immediately prior to the relevant event (subject to changes in coverage levels applicable to all employees generally covered by such
Plan).

         "Effective Date" has the meaning accorded such term in Section 1.01.

         "Employment Term" has the meaning accorded such term in Section 1.02.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excise Tax" has the meaning accorded such term in Section 4.01.

         "Executive" has the meaning accorded such term in the introductory paragraph of this Agreement.

         "Final Determination" has the meaning accorded such term in Section
4.03.

         "Good Reason" means, without Executive's express written consent, the occurrence of any one or more of the following:

          (a) Executive's failure to be appointed or elected to, removal from, or failure to be reappointed or reelected to, the positions as specified in
Article 1;

          (b) Any change in Executive's reporting responsibilities, the assignment to Executive of duties materially inconsistent with Executive's status, or a material reduction or alteration in the nature thereof, in each case excluding any designated acting or temporary authorities, responsibilities and status; provided, however, that, other than during the 24 months following a Change in Control, any insubstantial or inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by Executive shall not constitute Good Reason;

          (c) A reduction by the Company of Executive's Base Salary or total annual target compensation from the level in effect immediately prior thereto;

          (d) Any failure of a successor of the Company to assume and agree to perform the Company's entire obligations under this Agreement, as required by
Section 5.01 herein, provided that such successor has received at least ten days written notice from the Company or Executive of the requirements of Section 5.01; or

          (e) The Company's requiring Executive without his consent to be based at a location in excess of [75] miles from Executive's principal job location immediately prior thereto; except for required travel on the Company's business to an extent consistent with Executive's business travel obligations immediately prior thereto;

         "Gross-Up Payment" has the meaning accorded such term in Section 4.02.

         "Health Care Business" has the meaning accorded such term in the second whereas clause.

         "Holding Company" means an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the voting stock outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding voting stock.

         "Initial Determination" has the meaning accorded such term in Section 4.01.

         "Medical Plans" means the medical care plans (or any successor medical plans adopted by the Company) in which Executive participates, as in effect immediately prior to the relevant event (subject to changes in coverage levels applicable to all employees generally covered by such Plans).

         "Merger Agreement" means the Agreement and Plan of Restructuring and Merger among ING America Insurance Holdings, Inc., ANB Acquisition Corp., Aetna Inc. and, for limited purposes only, ING Groep N.V., dated as of July 19, 2000.

         "Payment Cap" has the meaning accorded such term in Section 4.01.

         "Payment Period" has the meaning accorded such term in Section 3.04.

         "Payments" has the meaning accorded such term in Section 4.01.

         "Pension Benefits" has the meaning accorded such term in Section 2.05.

         "Person" means an individual, corporation, partnership, association, trust or any other entity or organization.

         "Premium Options" has the meaning accorded such term in Section 2.03.

         "Pro-Rata Bonus Amount" has the meaning accorded such term in Section 3.03.

         "Provisions" has the meaning accorded such term in Section 2.03

         "Public Company" means the Company, having become an independent publicly traded corporation with a class of equity securities registered under
Section 12 of the Exchange Act.

         "Qualifying Event" has the meaning accorded such term in Section 3.01.

         "Redetermined Excise Tax" has the meaning accorded such term in Section 4.03.

         "Redetermined Payments" has the meaning accorded such term in Section 4.03.

         "Redetermined Payment Cap" has the meaning accorded such term in
Section 4.03.

         "Retention Amount" has the meaning accorded such term in Section 2.02.

         "Retirement Accruals" has the meaning accorded such term in Section
3.03.

         "Second Tranche" has the meaning accorded such term in Section 2.03.

         "Separation Benefits" has the meaning accorded such term in Section
3.04.

         "Severance Benefits" has the meaning accorded such term in Section
3.03.

         "Subsidiary" of any Person means any other Person of which securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Supplemental Gross-up Payment" has the meaning accorded such term in
Section 4.04.

         "Termination Date" has the meaning accorded such term in Section 3.02.

         IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as of the day and year first written above.

JOHN W. ROWE, M.D.                    AETNA INC.


/s/ John W. Rowe                      By: /s/ Elease E. Wright
                                         Name:   Elease E. Wright
                                         Title:  Senior Vice President,
                                                 Corporate Human Resources